UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25

                         -----------------------------
                          NOTIFICATION OF LATE FILING
                            SEC FILE NUMBER 0-28035


                         [X] Form 10-K and Form 10-KSB
                                 [ ] Form 11-K
                                 [ ] Form 20-F
                                 [ ] Form 10-Q
                                 [ ] Form N-SAR

                      For Period Ended: February 28, 2001

                      [ ] Transition Report on Form 10-K
                      [ ] Transition Report on Form 10-Q
                      [ ] Transition Report on Form 20-F
                      [ ] Transition Report on Form N-SAR
                      [ ] Transition Report on Form 11-K

                  For the Transition Period Ended: _________

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:



  PART I -- REGISTRANT INFORMATION

  Full Name of Registrant
                            EMC GROUP, INC.
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  Former Name if Applicable

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  Address of Principal Executive Office (Street and Number)

                       346 TANAGER COURT
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  City, State and Zip Code

                       LAKELAND, FL 33803
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  PART II -- RULE 12b-25(b) AND (c)

    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

    |X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

    |X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    |_| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


  PART III -- NARRATIVE

    State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

    The Company has received the first draft of audited financial statements from its auditors Parks, Tschopp, Whitcomb & Orr, CPA's. The financial statements are currently under review and discussion between the auditors and management of the Company. The Company does not expect any disagreements with the accountants and believes it will be able to file the Form 10-KSB by June 11, 2001.



  PART IV--OTHER INFORMATION

    (1) Name and telephone number of person to contact in regard to this notification.

         Erhard Sommer              863                     619-6353
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        (Name)                 (Area Code)               (Telephone Number)

    (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). |X| Yes | | No

    (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof? | | Yes   |X | No

         If  so,  attach  an  explanation  of  the  anticipated   change,  both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.








                            EMC GROUP, INC.
             ----------------------------------------------------
                 (Name of Registrant as Specified in Charter)

  has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

            MAY 30, 2001                    /s/ Erhard Sommer
  Date -----------------------            By----------------------------------
                                               President